Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER RESULTS

•	Reaffirmed Full-Year Earnings Per Share Guidance Range of $2.55 to $2.70

•	Delivered Seventh Consecutive Quarter of Positive Comparable Sales Growth

•	Distributed $388 Million to Shareholders Through Share Repurchases and Dividends Year-to-Date

SAN FRANCISCO - August 23, 2018 - Gap Inc. (NYSE: GPS) today reported second quarter fiscal year 2018 diluted earnings per share of $0.76 compared with second quarter fiscal year 2017 reported diluted earnings per share of $0.68 or $0.58 on an adjusted basis. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

The company also reaffirmed its full-year diluted earnings per share guidance to be in the range of $2.55 to $2.70.

“We delivered our seventh consecutive quarter of positive comparable sales growth, led by the strength of Old Navy,” said Art Peck, president and chief executive officer, Gap Inc.  “Our balanced growth strategy supports continued growth and improved profitability, and our investments are focused on leveraging the advantages of our scaled operating platform and accelerating the impact of our significant data assets.”

“The second quarter played out largely as expected, and we are reaffirming our guidance on the year,” said Teri List-Stoll, executive vice president and chief financial officer, Gap Inc. “We are pleased with the meaningful improvement at Banana Republic, and our work to increase productivity is funding investments in the business to drive differentiation and continued growth.”

Second Quarter 2018 Comparable Sales Results
Due to the 53rd week in fiscal 2017, comparable sales for the second quarter of fiscal year 2018 are compared with the 13-week period ended August 5, 2017. On this basis, the company’s second quarter comparable sales increased 2% compared with a 1% increase last year. Comparable sales by global brand for the second quarter were as follows:

•	Old Navy Global: positive 5% versus positive 5% last year

•	Gap Global: negative 5% versus negative 1% last year

•	Banana Republic Global: positive 2% versus negative 5% last year

Recent Accounting Pronouncement - Revenue Recognition
During the first quarter of fiscal 2018, the company adopted the new revenue recognition standard, ASC 606. The adoption of this standard has a significant impact on the presentation of certain line items within the Consolidated Statements of Income, but does not have a material impact to operating income, net income or earnings per share. The most significant presentation changes are the reclassifications from operating expenses to net sales for revenue sharing associated with the company’s credit card programs and breakage income for our gift cards, as well as reclassifications from cost of goods sold and occupancy expenses to net sales for reimbursements of loyalty program discounts associated with the company’s credit card programs.

The company adopted this standard in the first quarter of fiscal 2018, on a modified retrospective basis. The presentation changes resulted in an increase of $139 million to net sales, an increase of $44 million to cost of goods sold and occupancy expenses, and an increase of $94 million to operating expenses for the second quarter of fiscal 2018. Other changes resulting from the adoption did not have a material impact on the company’s operating income, net income or earnings per share.

In accordance with the company’s adoption of the standard on a modified retrospective basis, financial information prior to fiscal 2018 will not be recast. The summary below provides financial measures with and without the presentation changes for revenue sharing and reimbursements of loyalty program discounts associated with the company’s credit card programs, and breakage income for our gift cards.

For the second quarter ended August 4, 2018:

•
Net sales were $4.1 billion, an increase of 8% compared with last year. Excluding the presentation changes from the adoption of the new revenue recognition standard, net sales increased 4% compared with last year.

◦
The translation of foreign currencies into U.S. dollars positively impacted the company’s net sales for the second quarter of fiscal year 2018 by about $23 million[1]. Second quarter net sales details appear in the tables at the end of this press release.

•
Gross profit was $1.63 billion, an increase of 10% compared with last year. Excluding the impact of presentation changes from the adoption of the new revenue recognition standard, gross profit increased about 4% compared with last year.

•
Gross margin was 39.8%, an increase of 90 basis points compared with last year. Excluding the impact of presentation changes from the adoption of the new revenue recognition standard, gross margin was 38.8%, a decrease of 10 basis points compared with last year, largely due to Gap Brand.

•
Operating margin was 9.7%, a decrease of 220 basis points compared with operating margin of 11.9% last year. Excluding the impact of presentation changes from the adoption of the new revenue recognition standard, operating margin was 10.1%, a decrease of 10 basis points compared with adjusted operating margin of 10.2% last year. Please see the reconciliation of adjusted operating margin, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

•
The effective tax rate was 23.5% for the second quarter of fiscal year 2018. The lower second quarter tax rate primarily reflects the benefits of the enactment of U.S. Tax Cuts and Jobs Act of 2017 (“TCJA”), as well as certain immaterial adjustments to the provisional estimate related to the enactment of TCJA in fiscal year 2017. The company continues to analyze TCJA and provisional amounts will be finalized in fiscal year 2018.

•
Diluted earnings per share were $0.76 compared with adjusted diluted earnings per share of $0.58 last year. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

1 The translation impact on net sales is calculated by applying foreign exchange rates applicable for the second quarter of fiscal year 2018 to net sales for the second quarter of fiscal year 2017. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

◦	The company noted that foreign currency fluctuations positively impacted earnings per share for the second quarter of fiscal year 2018 by an estimated $0.02, in line with expectations.[2]

•	During the quarter, the company repurchased 3.2 million shares for $100 million and ended the second quarter of fiscal 2018 with 385 million shares outstanding.

•
The company paid a dividend of $0.2425 per share during the second quarter of fiscal year 2018, an increase of over 5% compared with last year. In addition, on August 17, 2018, the company announced that its Board of Directors authorized a third quarter dividend of $0.2425 per share.

The company ended the second quarter of fiscal year 2018 with $1.6 billion in cash, cash equivalents, and short-term investments. Year-to-date free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $220 million, compared to second quarter 2017 year-to-date free cash flow of $270 million, which included approximately $59 million in insurance proceeds related to loss on property and equipment due to the Fishkill fire. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Fiscal year-to-date 2018 capital expenditures were $326 million.

The company ended the second quarter of fiscal year 2018 with 3,626 store locations in 43 countries, of which 3,187 were company-operated.

2018 Outlook
Earnings per Share
The company reaffirmed its full-year diluted earnings per share guidance to be in the range of $2.55 to $2.70.

Comparable Sales
The company continues to expect comparable sales for fiscal year 2018 to be flat to up slightly.

Effective Tax Rate
The company continues to expect its fiscal year 2018 effective tax rate to be about 26%. The company continues to analyze TCJA and provisional amounts will be finalized in fiscal year 2018.

Share Repurchases
The company continues to expect to repurchase approximately $100 million per quarter through the end of fiscal year 2018.

2 In estimating the earnings per share impact from foreign currency exchange rate fluctuations, the company estimates current gross margins using the appropriate prior year rates (including the impact of merchandise-related hedges), translates current period foreign earnings at prior year rates, and excludes the year-over-year earnings impact of balance sheet remeasurement and gains or losses from non-merchandise-related foreign currency hedges. This is done in order to enhance the visibility of business results excluding the direct impact of foreign currency exchange rate fluctuations.

Capital Expenditures

The company continues to expect capital spending to be approximately $800 million for fiscal year 2018, with a continued focus on transformative infrastructure investments to support its omni-channel and digital strategies, such as information technology and supply chain.

Real Estate
The company continues to expect to open about 25 company-operated stores, net of closures and repositions in fiscal year 2018. In line with its strategy, the company expects store openings to be focused on Athleta and Old Navy locations, with closures weighted toward Gap brand and Banana Republic.

Webcast and Conference Call Information
Tina Romani, Senior Director of Investor Relations at Gap Inc., will host a summary of the company’s second quarter fiscal year 2018 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Ms. Romani will be joined by Art Peck, Gap Inc. president and chief executive officer, and Teri List-Stoll, Gap Inc. executive vice president and chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 6111933). International callers may dial 1-323-794-2078. The webcast can be accessed at www.gapinc.com.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: earnings per share; the impact of the U.S. Tax Cuts and Jobs Act of 2017; comparable sales for fiscal year 2018; effective tax rate for fiscal year 2018; share repurchases in fiscal year 2018; capital expenditures for fiscal year 2018, including transformative infrastructure investments; store openings, net of closures and repositions, in fiscal year 2018; impact of improving profitability of our specialty fleet, as well as our productivity initiative; online sales for fiscal year 2018; margin pressure at Gap brand; SG&A savings sufficient to fund investments to support continued growth, including digital and customer; the spread between comparable sales and sales growth in fiscal year 2018; SG&A as a percent of net sales; the impact on fiscal year 2018 of the 53rd week in fiscal 2017; margin expansion; SG&A deleverage in the third quarter, and SG&A leverage in the fourth quarter, of fiscal year 2018; the impact of Old Navy store openings in fiscal year 2018; roll-out of In-Stock, On-Shelf app; and continued improvement at Gap brand through fiscal year 2018.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on the company’s financial condition, results of operations, and reputation: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial information; the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences; the highly competitive nature of the company’s business in the United States and internationally; the risk of failure to maintain, enhance and protect the company’s brand image; the risk of failure to attract and retain key personnel, or effectively manage succession; the risk that the company’s investments in customer, digital, and omni-channel shopping initiatives may not deliver the results the company anticipates; the risk if the company is unable to manage its inventory effectively; the risk that the company is subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in the company’s security measures; the risk that a failure of, or updates or changes to, the company’s information technology systems may disrupt its operations; the risk that trade matters could increase the cost or reduce the supply of apparel available to the company; the risk of changes in the regulatory or administrative landscape; the risks to the company’s business, including its costs and supply chain, associated with global sourcing and manufacturing; the risk of changes in global economic conditions or consumer spending patterns; the risks to the company’s efforts to expand internationally, including its ability to operate in regions where it has less experience; the risks to the company’s reputation or operations associated with importing merchandise from foreign countries, including failure of the company’s vendors to adhere to its Code of Vendor Conduct; the risk that the company’s franchisees’ operation of franchise stores is not directly within the company’s control and could impair the value of its brands; the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk of foreign currency exchange rate fluctuations; the risk that comparable sales and margins will experience fluctuations; the risk that changes in the company’s credit profile or deterioration in market conditions may limit the company’s access to the capital markets; the risk of natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; the risk of reductions in income and cash flow from the company’s credit card agreement related to its private label and co-branded credit cards; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, and claims.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 23, 2018. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic and Athleta brands. Fiscal year 2017 net sales were $15.9 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com

Media Relations Contact:
Trina Somera
(415) 427-3145
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	August 4, 2018	July 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$1,322	$1,609
Short-term investments	286	—
Merchandise inventory	2,202	2,051
Other current assets	780	598
Total current assets	4,590	4,258
Property and equipment, net	2,832	2,643
Other long-term assets	588	716
Total assets	$8,010	$7,617

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,297	$1,230
Accrued expenses and other current liabilities	1,026	1,062
Income taxes payable	18	107
Total current liabilities	2,341	2,399
Long-term liabilities:
Long-term debt	1,249	1,248
Lease incentives and other long-term liabilities	1,080	1,025
Total long-term liabilities	2,329	2,273
Total stockholders' equity	3,340	2,945
Total liabilities and stockholders' equity	$8,010	$7,617

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended		26 Weeks Ended
($ and shares in millions except per share amounts)	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net sales	$4,085	$3,799	$7,868	$7,239
Cost of goods sold and occupancy expenses	2,458	2,320	4,814	4,457
Gross profit	1,627	1,479	3,054	2,782
Operating expenses	1,229	1,028	2,427	2,077
Operating income	398	451	627	705
Interest, net	10	12	20	28
Income before income taxes	388	439	607	677
Income taxes	91	168	146	263
Net income	$297	$271	$461	$414
Weighted-average number of shares - basic	387	395	388	397
Weighted-average number of shares - diluted	390	396	391	398
Earnings per share - basic	$0.77	$0.69	$1.19	$1.04
Earnings per share - diluted	$0.76	$0.68	$1.18	$1.04
Cash dividends declared and paid per share	$0.2425	$0.23	$0.485	$0.46

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	26 Weeks Ended
($ in millions)	August 4, 2018	July 29, 2017 (b)
Cash flows from operating activities:
Net income	$461	$414
Depreciation and amortization (a)	251	249
Change in merchandise inventory	(224)	(203)
Other, net	58	26
Net cash provided by operating activities	546	486
Cash flows from investing activities:
Purchases of property and equipment	(326)	(275)
Insurance proceeds related to loss on property and equipment	—	59
Purchases of short-term investments	(322)	—
Sales and maturities of short-term investments	36	—
Other	(6)	—
Net cash used for investing activities	(618)	(216)
Cash flows from financing activities:
Payments of short-term debt	—	(67)
Proceeds from issuances under share-based compensation plans	33	14
Withholding tax payments related to vesting of stock units	(20)	(14)
Repurchases of common stock	(200)	(200)
Cash dividends paid	(188)	(182)
Other	(1)	—
Net cash used for financing activities	(376)	(449)
Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(11)	8
Net decrease in cash, cash equivalents, and restricted cash	(459)	(171)
Cash, cash equivalents, and restricted cash at beginning of period	1,799	1,797
Cash, cash equivalents, and restricted cash at end of period	$1,340	$1,626
(a) Depreciation and amortization is net of amortization of lease incentives.

(b) The prior period amounts reflect the retrospective adoption of ASU 2016-18, Statement of Cash Flows: Restricted Cash, on February 4, 2018. As a result of the adoption of ASU 2016-18, restricted cash of $18 million and $17 million recorded in other current assets and other long-term assets on the Condensed Consolidated Balance Sheets have been included with cash and cash equivalents above for the twenty-six weeks ended August 4, 2018 and July 29, 2017, respectively.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, net of insurance proceeds related to loss on property and equipment, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	26 Weeks Ended
($ in millions)	August 4, 2018	July 29, 2017
Net cash provided by operating activities	$546	$486
Less: Purchases of property and equipment	(326)	(275)
Add: Insurance proceeds related to loss on property and equipment (a)	—	59
Free cash flow	$220	$270
__________
(a) Represents insurance proceeds related to loss on property and equipment from the fire that occurred at a company-owned distribution center campus in Fishkill, New York on August 29, 2016.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED INCOME STATEMENT METRICS FOR THE SECOND QUARTER OF FISCAL YEAR 2017

The following adjusted income statement metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of the gain from insurance proceeds in the second quarter of fiscal year 2017. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations due to the nature of the adjustments, and management believes that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of results against prior years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

($ in millions)	Operating Expenses	Operating Expenses as a % of Net Sales (b)	Operating Income	Operating Income as a % of Net Sales	Income Taxes	Net Income	Earnings per Share - Diluted
13 Weeks Ended July 29, 2017
GAAP metrics, as reported	$1,028	27.1%	$451	11.9%	$168	$271	$0.68
Adjustment for gain from insurance proceeds (a)	64	1.7%	(64)	(1.7)%	(24)	(40)	(0.10)
Non-GAAP metrics	$1,092	28.7%	$387	10.2%	$144	$231	$0.58

__________
(a) Represents the gain from insurance proceeds related to the fire that occurred in one of the buildings at a company-owned distribution center campus in Fishkill, New York. The tax impact of the gain from insurance proceeds is calculated at the reported effective tax rate for the thirteen weeks ended July 29, 2017.
(b) Operating expenses as a percentage of net sales was computed individually for each line item; therefore, the sum of the percentages may not equal the total.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s second quarter net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
13 Weeks Ended August 4, 2018 (1)
U.S. (2)	$1,816	$728	$514	$264	$3,322	82%
Canada	151	94	58	—	303	7%
Europe	—	145	3	—	148	4%
Asia	11	229	22	—	262	6%
Other regions	14	29	7	—	50	1%
Total	$1,992	$1,225	$604	$264	$4,085	100%
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
13 Weeks Ended July 29, 2017 (1)
U.S. (2)	$1,596	$719	$492	$231	$3,038	80%
Canada	133	91	54	—	278	7%
Europe	—	148	3	—	151	4%
Asia	12	252	24	—	288	8%
Other regions	16	22	6	—	44	1%
Total	$1,757	$1,232	$579	$231	$3,799	100%
__________

(1)
Net Sales for the thirteen weeks ended August 4, 2018, reflect the adoption of the new revenue recognition standard. Prior period amounts have not been restated and continue to be reported under accounting standards in effect for those periods.

(2)	U.S. includes the United States, Puerto Rico, and Guam.
(3) Primarily consists of net sales for the Athleta and Intermix brands.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended August 4, 2018
	Store Locations Beginning of Q2	Store Locations Opened	Store Locations Closed	Store Locations End of Q2	Square Feet (millions)

Old Navy North America	1,074	21	1	1,094	18.1
Old Navy Asia	14	—	—	14	0.2
Gap North America	806	1	7	800	8.2
Gap Asia	320	1	2	319	3.1
Gap Europe	155	2	2	155	1.3
Banana Republic North America	572	2	4	570	4.8
Banana Republic Asia	45	—	1	44	0.2
Athleta North America	147	7	—	154	0.6
Intermix North America	38	—	1	37	0.1
Company-operated stores total	3,171	34	18	3,187	36.6
Franchise	446	11	18	439	N/A
Total	3,617	45	36	3,626	36.6